UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 31, 2021

Silver bull resources, inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Dunsmuir Street, Suite 1610 Vancouver, B.C.		V7Y 1K4
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	604-687-5800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 31, 2021, the board of directors of Silver Bull Resources, Inc. (“Silver Bull”) approved the previously announced distribution (the “distribution”) to Silver Bull shareholders of approximately 34.3 million shares of Arras Minerals Corp. (“Arras”), and Silver Bull and Arras entered into a separation and distribution agreement (the “Separation and Distribution Agreement”), setting forth the principal actions to be taken in connection with the distribution and providing a framework for the relationship between the parties after the distribution.

The Separation and Distribution Agreement governs the rights and obligations of the parties with respect to the distribution and certain actions that must occur prior to the distribution. Pursuant to the Separation and Distribution Agreement, each holder of Silver Bull shares is entitled to receive in the distribution one Arras share for every Silver Bull share held by such holder on the record date, provided that Silver Bull has sole and absolute discretion to determine whether, when and on what basis to proceed with all or part of the distribution. The Separation and Distribution Agreement provides that certain customary conditions must be satisfied, or waived by Silver Bull, before the distribution can occur.

Pursuant to the Separation and Distribution Agreement, Silver Bull agreed to continue to incur the salaries of its employees and other office-related overhead costs and charge Arras for a portion of these costs on a pro-rata cost-recovery basis until the earlier of (i) the date on which Arras common shares are listed on a stock exchange or (ii) December 31, 2021.

The Separation and Distribution Agreement also provides that Silver Bull, may, in its sole discretion, offer holders of outstanding Silver Bull warrants who exercise them after the distribution the right to receive, instead of solely Silver Bull shares, one Silver Bull share and one Arras common share in exchange for the original exercise price, subject to compliance with applicable securities laws. If Silver Bull makes such an offer, then (i) Arras must issue Arras common shares to the holders of Silver Bull warrants who elected to accept such offer and (ii) Silver Bull must remit to Arras a portion of the aggregate cash warrant exercise price received by Silver Bull.

In addition, pursuant to the Separation and Distribution Agreement, Arras may, in its sole discretion, seek the consent of the other parties to the Option Agreement (the “Beskauga Option Agreement”), dated as of August 12, 2020, by and among Silver Bull, Copperbelt AG (“Copperbelt”), and Dostyk LLP to make certain amendments thereto such that the bonus payments that Arras or its affiliate may be obligated to pay Copperbelt pursuant to the Beskauga Option Agreement could be satisfied, at the option of Arras, in Arras common shares. If Arras is not successful in obtaining such consents, Silver Bull must use commercially reasonable efforts to enter into an arrangement with Arras providing for (i) the issuance of Silver Bull common stock to Copperbelt upon (A) Arras becoming obligated to make the bonus payments and (B) Arras electing to pay a portion of such bonus payments in Silver Bull common stock in accordance with the Beskauga Option Agreement and (ii) a payment by Arras to Silver Bull in consideration for the issuance by Silver Bull of Silver Bull common stock to Copperbelt.

Prior to the distribution, Silver Bull will have the unilateral right to terminate the Separation and Distribution Agreement at any time without Arras’s approval or consent. The Separation and Distribution Agreement may not be terminated following the completion of the distribution unless the parties mutually agree in writing to terminate it.

The foregoing description of the Separation and Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation and Distribution Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 1, 2021, the Company issued a press release regarding the distribution. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in this Item 7.01, including the information set forth in Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
10.1	Separation and Distribution Agreement, dated as of August 31, 2021, by and between Silver Bull Resources, Inc. and Arras Minerals Corp.
99.1	Press release, dated as of September 1, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Bull resources, inc.

Date: September 3, 2021	By:	/s/ Christopher Richards
	Name:	Christopher Richards
	Title:	Chief Financial Officer